Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

 FOR IMMEDIATE RELEASE:
December 18, 2012

LAKES ENTERTAINMENT, INC. ANNOUNCES
CLOSING ON $17.5 MILLION FINANCING FACILITY

MINNEAPOLIS, December 18, 2012 - Lakes Entertainment, Inc. (LACO) announced today that Evitts Resort, LLC, (“Evitts”) its wholly owned subsidiary, closed on a $17.5 million financing facility with Centennial Bank (the “Facility”) on Monday, December 17, 2012.  The Facility will be used to finance a portion of the conversion of existing convention space into a gaming facility, provide replacement meeting room space, and refurbish the hotel lobby and guest rooms at Rocky Gap Lodge & Golf Resort (“Rocky Gap”).  Evitts acquired Rocky Gap, which is located near Cumberland, Maryland, in August of this year, and is currently operating the existing hotel, restaurants, spa and golf course while the renovations take place.  The new gaming facility will feature approximately 550 video lottery terminals, a casino bar and a new lobby food and beverage outlet.  Evitts is required to invest $17.5 million in the Rocky Gap project, including the original purchase price, prior to making a draw on the Facility.  Any funds drawn on the Facility will bear interest at the rate of 10.5% per annum.  The loan is collateralized by the leasehold estate and the furniture, fixtures and equipment of Rocky Gap.  As further collateral, Lakes Entertainment, Inc. guaranteed repayment of the loan and granted a second mortgage on its real property located in Minnetonka, Minnesota.  Repayment of the loan will be interest only for the first year, with payments of principal and interest amortized and paid over the subsequent seven years.

Tim Cope, President and CFO of Lakes stated, “Completing this financing allows us flexibility with the remaining cash on our balance sheet to look for other opportunities that will enhance shareholder value.  We look forward to opening the new gaming facility in the second quarter of 2013, with the new meeting space to be completed soon after.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

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